Exhibit 99.1

FOR IMMEDIATE RELEASE

PREMIER FINANCIAL CORP. ANNOUNCES STRONG

THIRD QUARTER EARNINGS AND $0.22 PER SHARE DIVIDEND

Third Quarter 2020 Highlights

•	Net income of $25.7 million, or $28.6 million excluding merger-related expenses, compared to $13.2 million, or $13.6 million excluding merger-related expenses, for 2019 third quarter

•	Earnings per share of $0.69, or $0.77 excluding merger-related expenses, compared to $0.66, or $0.68 excluding merger-related expenses, for 2019 third quarter

•	Allowance to Loans ratio of 1.63%, or 1.77% excluding PPP loans

•	Average loan growth of $166 million, or 3.1% quarterly growth

•	Average deposit growth of $247 million, or 4.5% quarterly growth

•	Pre-tax pre-provision ROAA of 1.99%, or 2.20% excluding merger-related expenses, compared to 2.10%, or 2.16% excluding merger-related expenses, for 2019 third quarter

•	Efficiency ratio of 56.5%, or 49.9% core, compared to 56.8%, or 55.5% core, for 2019 third quarter

•	Issued $50 million of fixed-to-floating rate subordinated notes at 4.00% initial rate

DEFIANCE, OHIO (October 20, 2020) – Premier Financial Corp. (Nasdaq: PFC) (“Premier” or the “Company”) announced today third quarter results including solid core profitability. On a GAAP basis, net income for the third quarter of 2020 was $25.7 million, or $0.77 per diluted common share, compared to net income of $13.2 million, or $0.66 per diluted common share, for the third quarter of 2019. Net income for the nine months ended September 30, 2020, was $32.2 million, or $1.88 per diluted common share, compared to $36.9 million, or $1.85 per diluted common share, for the nine months ended September 30, 2019. The year-over-year comparisons are substantially impacted by the acquisition of United Community Financial Corp. (“UCFC”) on January 31, 2020. The current year’s results include the impact of $3.7 million and $17.3 million of acquisition-related charges for the three and nine months ended September 30, 2020, respectively, which had after-tax costs of $2.9 million and $14.0 million, respectively, or $0.08 and $0.39 per diluted common share, respectively. The three and nine months ended September 30, 2019, included $540,000 of acquisition-related charges, which had an after-tax cost of $427,000 or $0.02 per diluted common share. Additionally, the current year’s nine month provision expense of $49.3 million included $25.9 million related to acquisition accounting for an after-tax cost of $20.5 million, or $0.58 per diluted common share. The first nine months of 2019 included a provision expense of $1.8 million, which had an after-tax cost of $1.4 million, or $0.09 per diluted common share, and no acquisition impact. Excluding the impact of the acquisition-related provision and charges, earnings for the three and nine months ended September 30, 2020, were $28.6 million and $66.8 million, respectively, or $0.77 and $1.88 per diluted common share, respectively.

“Efficiency and non-interest income growth are highlights of our continued strong financial performance for the third quarter,” said Donald P. Hileman, CEO of Premier. “We are incredibly pleased with our ability to enhance capital via excess earnings and a very successful, low-cost sub-debt issuance.”

Integration update

As previously announced, on January 31, 2020, the Company completed the strategic merger of equals with UCFC under which UCFC merged into Premier in a stock-for-stock transaction. The year-over-year comparison of Company results is substantially impacted by the UCFC merger, with 2020 third quarter and year-to-date results including three and eight months of operations from UCFC, respectively, compared to none for the comparable periods in 2019. In June, the Company launched its newly designed logo and brand identity for Premier Financial Corp. and Premier Bank. The new tagline “Powered by People” honors the longstanding commitment both organizations have to their customers, communities and employees. In July, Premier Bank successfully completed its core systems conversion. The integration of teams, systems and processes for the combined organization is progressing as expected.

“The entire Premier organization from client-facing to behind-the-scenes operational teams came together to put our clients first during this transition,” said Gary M. Small, President of Premier. “By living our core values, we were able to preserve the best of two organizations under the Premier brand. As the final, conversion-related tasks conclude, we pivot our energy to enhancements of the client experience and top-tier performance.”

Business Client Support Efforts

As a part of the CARES Act, the Small Business Administration created the Paycheck Protection Program (“PPP”) to provide small businesses with loans as a direct incentive to keep their workers on the payroll. Premier Bank actively participated in PPP for clients and made 2,880 loans for a total of $443.3 million as of September 30, 2020. Total gross fees for these loans totaled $14.8 million. We recognized $2.7 million and $4.3 million as loan interest income during the three and nine months ended September 30, 2020, respectively.

Net interest income up compared to third quarter of 2019

Net interest income of $53.3 million in the third quarter of 2020 was up from $28.9 million in the third quarter of 2019. The increase over the prior year’s third quarter was attributable to organic growth and three months of income from UCFC compared to none in 2019. Net interest margin was 3.47% for the third quarter of 2020, down from 3.51% in the second quarter of 2020, and down from 3.88% in the third quarter of 2019. Yield on interest earning assets decreased to 3.91% in the third quarter of 2020, down 13 basis points from 4.04% in the second quarter of 2020. Total cost of funds decreased eight basis points in the third quarter of 2020 to 0.47% from 0.55% in the second quarter of 2020 while the total cost of interest-bearing liabilities decreased nine basis points to 0.62% from 0.71%. The 2020 third quarter results include the impact of acquisition marks and related accretion for the UCFC acquisition. Interest income includes $1.1 million of accretion and interest expense includes $0.8 million of accretion, which combined added 13 basis points of net interest margin. The third quarter results also include the impact of PPP loans. Interest income includes $2.7 million on average balances of $440.4 million, which reduced net interest margin by seven basis points. Excluding the impact of acquisition marks and PPP loans, net interest margin would be 3.41% for the third quarter of 2020 compared to 3.34% for the second quarter of 2020 excluding the impact of acquisition marks and PPP loans.

“Our ability to manage funding costs and excess liquidity in the third quarter led to an improved core net interest margin,” said Hileman. “Our strategies and teamwork are mitigating the impacts of the current down-rate environment.”

Non-interest income up from third quarter of 2019

Premier’s non-interest income in the third quarter of 2020 was $25.0 million compared with $11.8 million in the third quarter of 2019. Results for the third quarter of 2020 included three months of income from UCFC compared to none in 2019.

Mortgage banking income increased to $12.0 million in the third quarter of 2020 from $2.8 million in the third quarter of 2019. Gains from the sale of mortgage loans increased to $13.8 million in the third quarter of 2020 from $2.6 million in the third quarter of 2019. Mortgage loan servicing revenue increased to $1.9 million in the third quarter of 2020 from $1.0 million in the third quarter of 2019. Amortization of mortgage servicing rights increased to $2.0 million in the third quarter of 2020 from $0.6 million in the third quarter of 2019. Premier had a negative change in the valuation adjustment in mortgage servicing assets of $1.7 million in the third quarter of 2020 compared with a negative adjustment of $0.2 million in the third quarter of 2019. The year-over-year change for the third quarter is primarily due to increased prepayment speeds in the current down rate environment.

For the third quarter of 2020, service fees and other charges were $4.8 million, up from $4.0 million in the third quarter of 2019. Commissions from the sale of insurance products were $3.7 million, up from $3.3 million in the third quarter of 2019. Beginning with the second quarter of 2020, Premier began to report wealth management income, which represents trust income plus income for brokerage and financial advisory services that were previously reported in other non-interest income. Prior period amounts have been restated for consistency. Wealth management income was $1.5 million in the third quarter of 2020, up from $0.7 million in the third quarter of 2019.

Securities gains were $1.5 million in the third quarter of 2020, up from $11,000 in the third quarter of 2019. The Company early extinguished $30 million of fixed rate FHLB advances in the third quarter that had a weighted average rate of 2.0% and incurred a prepayment penalty of $1.4 million recognized in other expenses. The Company sold $55 million of MBS securities yielding approximately 1.80% at a gain of $1.4 million. The proceeds from the sales are being reinvested into securities yielding approximately 1.50% funded by overnight advances with a cost of approximately 20 basis points. The net effect of the transactions will increase pretax income approximately $425,000 over the next 12 months and enhance net interest margin by one basis point.

“We are pleased that the rate compression we are experiencing continues to be offset by our non-interest income growth,” said Hileman. “While mortgage banking was again very strong with almost $14 million in gains this quarter, all business lines contributed to enhanced revenues.”

Non-interest expenses up from third quarter of 2019

Total non-interest expense was $43.6 million in the third quarter of 2020, or $39.9 million excluding $3.7 million of acquisition related charges, up from $23.3 million in the third quarter of 2019, or $22.7 million excluding $540,000 of acquisition related charges. Results for the third quarter of 2020 included three months of expenses from UCFC compared to none in 2019. Compensation and benefits increased to $20.2 million in the third quarter of 2020, compared to $14.1 million in the third quarter of 2019. Occupancy expense was $4.0 million in the third quarter of 2020, up from $2.2 million in the third quarter of 2019. Data processing cost was $4.3 million in the third quarter of 2020, up from $1.7 million in the third quarter of 2019. Amortization of intangibles was $1.7 million in the third quarter of 2020, up from $0.3 million in the third quarter of 2019. Other non-interest expense was $7.1 million in the third quarter of 2020, or $5.7 million excluding the $1.4 million of FHLB prepayment penalties discussed above, up from $4.2 million in the third quarter of 2019.

FDIC insurance premiums were a $1.5 million expense in the third quarter of 2020, up from a $411,000 expense in the second quarter of 2020 and a $255,000 credit in the third quarter of 2019. The increase in expense from prior quarter is largely due to the impact of PPP and includes a year-to-date accrual estimate true-up. Although PPP loan balances are excludable from the asset-based component, they are not excludable from the leverage ratio component because the Company did not borrow from the PPP Liquidity Facility, and any loan funds that were in deposits would also increase the asset-based component. FDIC insurance premiums were a credit of $255,000 in the third quarter of 2019 due to the receipt of small bank assessment credits.

Credit quality

Non-performing loans totaled $48.3 million at September 30, 2020, an increase from $39.5 million at June 30, 2020, and an increase from $14.7 million at September 30, 2019, due to the UCFC merger. In addition, Premier had $0.5 million of OREO at September 30, 2020, compared to none at September 30, 2019. Accruing troubled debt restructured loans were $8.5 million at September 30, 2020, compared with $10.3 million at September 30, 2019.

On January 1, 2020, Premier adopted the Current Expected Credit Loss model of accounting for credit losses. This new GAAP model, which replaces the former incurred loss model, requires entities to estimate credit losses over the life of an asset or off-balance sheet exposure. Beginning with the third quarter of 2020, Premier began to report total provision for credit losses inclusive of amounts related to off-balance sheet unfunded commitments, which were previously reported in other non-interest expenses. Prior period amounts have been restated for consistency.

The 2020 third quarter results include net loan charge-offs of $3.3 million and a total provision expense of $3.7 million compared with net loan charge-offs of $11,000 and a total provision expense of $1.3 million for the same period in 2019. The allowance for credit loss on loans as a percentage of total loans was 1.63% at September 30, 2020, or 1.77% excluding PPP loans, compared with 1.62% at June 30, 2020, or 1.76% excluding PPP loans, and 1.13% at September 30, 2019. The year-over-year increase in the provision expense and allowance percentage is primarily attributable to the impact of the economic deterioration that began in the first quarter of 2020 as a result of the COVID-19 pandemic. As of September 30, 2020, Premier Bank had pandemic related deferrals for $434.6 million of commercial loans, down from $739.6 million at June 30, and $48.2 million of retail loans, down from $73.3 million at June 30.

Year-To-Date Results

For the nine-month period ended September 30, 2020, net income totaled $32.2 million, or $0.91 per diluted common share, compared to $36.9 million, or $1.85 per diluted common share for the nine months ended September 30, 2019. Results for the first nine months of 2020 included eight months of income and expenses from UCFC compared to none in 2019. The year-over-year comparison is also substantially impacted by the current year’s provision expense of $49.3 million, which included $25.9 million related to acquisition accounting for an after-tax cost of $20.5 million, or $0.58 per diluted common share. The first nine months of 2019 included a total provision expense of $1.8 million, which had an after-tax cost of $1.4 million, or $0.07 per diluted common share, and no acquisition impact. Additionally, the current year’s results include the impact of $17.3 million of acquisition-related charges, which had an after-tax cost of $14.0 million, or $0.39 per diluted common share. The first nine months of 2019 included $540,000 of acquisition related charges, which had an after tax cost of $427,000, or $0.02 per diluted common share. Excluding the impact of acquisition-related provision and charges, earnings for the first nine months of 2020 were $66.8 million, or $1.88 per diluted common share compared to $37.3 million or $1.87 per diluted share.

Net interest income was $153.0 million for the first nine months of 2020 compared with $104.8 million in the first nine months of 2019. Average interest-earning assets increased to $5.8 billion in the first nine months of 2020 compared to $2.92 billion in the first nine months of 2019. Net interest margin for the first nine months of 2020 was 3.55%, down 43 basis points from the 3.98% margin reported in the nine-month period ended September 30, 2019. The 2020 results include the impact of acquisition marks and related accretion for the UCFC acquisition. Interest income includes $5.5 million of accretion and interest expense includes $1.9 million of accretion, which combined added 16 basis points of net interest margin. The 2020 results also include the impact of PPP loans. Interest income includes $4.3 million on average balances of $246.9 million, which reduced net interest margin by five basis points. Excluding the impact of acquisition marks and PPP loans, net interest margin was 3.44% for the first nine months of 2020.

Non-interest income for the first nine months of 2020 was $62.0 million compared to $33.1 million during the same period of 2019. Service fees and other charges were $15.6 million for the first nine months of 2020, up from $10.3 million during the same period of 2019. Mortgage banking income was $22.8 million for the first nine months of 2020, up from $6.8 million during the same period of 2019. Insurance commissions were $12.9 million for the first nine months of 2020 compared with $11.0 million for the same period of 2019. Wealth management income was $4.4 million for the first nine months of 2020, up from $2.1 million during the same period of 2019.

Non-interest expense was $123.9 million for the first nine months of 2020, or $106.6 million excluding acquisition-related charges, up from $72.4 million, or $71.8 million excluding acquisition related charges, for the same period of 2019. Compensation and benefits expense was $57.3 million for the first nine months of 2020 compared with $42.5 million during the same period of 2019. Expenses also included increases in occupancy of $5.1 million, FDIC premiums of $2.1 million, data processing of $4.8 million, amortization of intangibles of $3.9 million and other expenses of $2.6 million. Additional detail regarding certain items impacting FDIC premiums and other expenses are discussed above.

Total assets at $6.97 billion

Total assets at September 30, 2020, were $6.97 billion compared to $7.01 billion at June 30, 2020, and $3.35 billion at September 30, 2019. Gross loans receivable (excluding loans held for sale) were $5.47 billion at September 30, 2020, compared to $5.46 billion at June 30, 2020, and $2.67 billion at September 30, 2019. At September 30, 2020, gross loans receivable grew $2.81 billion, or 105% from a year ago, including $2.30 billion from the UCFC merger and $0.51 billion organically, including $0.44 billion of PPP loans. Also, at September 30, 2020, goodwill and other intangible assets totaled $350.0 million compared to $351.7 million at June 30, 2020, and $104.1 million at September 30, 2019, with the increase attributable to the UCFC merger.

Total deposits at September 30, 2020, were $5.80 billion compared with $5.76 billion at June 30, 2020, and $2.76 billion at September 30, 2019. At September 30, 2020, total deposits grew $3.04 billion, or 110% from a year ago, including $2.08 billion from the UCFC merger and $0.96 billion organically.

Total stockholders’ equity was $959.0 million at September 30, 2020, compared to $941.0 million at June 30, 2020, and $418.0 million at September 30, 2019. The increase in stockholders’ equity from the prior year was due to net earnings and the UCFC merger, offset partially by the Company’s repurchase of 430,000 common shares for $10.1 million during the first quarter of 2020. At September 30, 2020, 570,000 common shares remained available for repurchase under the Company’s existing repurchase program.

Capital Issuance

On September 30, 2020, the Company completed the issuance of $50 million aggregate principal amount fixed-to-floating rate subordinated notes due 2030 (the “Notes”) in a private offering exempt from the registration requirements under the Securities Act of 1933, as amended. The Notes carry a fixed rate of 4.00% for five years then a floating rate equal to the 3-month SOFR rate plus 388.5 basis points. The Company may, at its option, beginning September 30, 2025, redeem the Notes, in whole or in part, from time to time, subject to certain conditions. The net proceeds from the sale of the Notes are approximately $48.7 million, after deducting the estimated offering expenses. The Company intends to use the net proceeds from the offering of the Notes for general corporate purposes.

“We are proud of our successful capital issuance at the lowest rate this year for a BBB- Kroll-rated subordinated debt offering by a bank holding company,” said Paul D. Nungester, CFO of Premier. “This enhancement to total capital at an efficient cost improves the Company’s ability to serve as a source of strength for the bank during the current economic downturn.”

Dividend to be paid November 20

The Board of Directors declared a quarterly cash dividend of $0.22 per common share payable November 20, 2020, to shareholders of record at the close of business on November 13, 2020. The dividend represents an annual dividend of 4.89 percent based on the Premier common stock closing price on October 19, 2020. Premier has approximately 37,297,217 common shares outstanding.

Conference call

Premier Financial Corp. will host a conference call at 11:00 a.m. ET on Wednesday, October 21, 2020, to discuss the earnings results and business trends. The conference call may be accessed by calling 1-877-444-1726. Internet access to the call is also available (in listen-only mode) at the following URL: https://services.choruscall.com/links/pfc201021.html. The replay of the conference call will be available at www.PremierFinCorp.com until October 20, 2021, at 9:00 a.m. ET.

About Premier Financial Corp.

Premier Financial Corp. (Nasdaq: PFC), headquartered in Defiance, Ohio, is the holding company for Premier Bank and First Insurance Group. Premier Bank, headquartered in Youngstown, Ohio, operates 78 branches, 12 loan offices and 3 wealth offices in Ohio, Michigan, Indiana, Pennsylvania and West Virginia (West Virginia office operates as “Home Savings Bank”). First Insurance Group is a full-service insurance agency with ten offices in Ohio including James & Sons Insurance in Youngstown, Ohio. For more information, visit the company’s websites at PremierFinCorp.com.

Financial Statements and Highlights Follow-

Consolidated Balance Sheets (Unaudited)

Premier Financial Corp.

(in thousands)	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents
Cash and amounts due from depository institutions	$44,273	$46,254
Interest-bearing deposits	58,800	85,000

	103,073	131,254

Available-for sale, carried at fair value	578,224	283,448
Trading securities, carried at fair value	1,014	—

Securities investments	579,238	283,448

Loans	5,470,548	2,777,564
Allowance for credit losses - loans	(88,917)	(31,243)

Loans, net	5,381,631	2,746,321
Loans held for sale	208,054	18,008
Mortgage servicing rights	13,477	10,267
Accrued interest receivable	28,834	10,244
Federal Home Loan Bank stock	23,492	11,915
Bank Owned Life Insurance	143,939	75,544
Office properties and equipment	58,817	39,563
Real estate and other assets held for sale	521	100
Goodwill	317,948	100,069
Core deposit and other intangibles	32,005	3,772
Other assets	83,924	38,487

Total Assets	$6,974,953	$3,468,992

Liabilities and Stockholders’ Equity
Non-interest-bearing deposits	$1,436,807	$630,359
Interest-bearing deposits	4,358,950	2,239,966

Total deposits	5,795,757	2,870,325
Advances from FHLB and PPPLF	30,000	85,063
Notes payable and other interest-bearing liabilities	—	2,999
Subordinated debentures	84,818	36,083
Advance payments by borrowers for tax and insurance	18,985	5,491
Reserve for credit losses - unfunded commitments	5,955	571
Other liabilities	80,413	42,293

Total Liabilities	6,015,928	3,042,825
Stockholders’ Equity
Preferred stock	—	—
Common stock, net	306	127
Additional paid-in-capital	689,736	161,955
Accumulated other comprehensive income (loss)	13,976	4,595
Retained earnings	333,772	329,175
Treasury stock, at cost	(78,765)	(69,685)

Total stockholders’ equity	959,025	426,167

Total Liabilities and Stockholders’ Equity	$6,974,953	$3,468,992

Consolidated Statements of Income (Unaudited)

Premier Financial Corp.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2020	2019	2020	2019
Interest Income:
Loans	$57,134	$33,284	$167,390	$97,158
Investment securities	2,848	1,952	8,489	6,295
Interest-bearing deposits	82	312	391	857
FHLB stock dividends	95	135	861	533

Total interest income	60,159	35,683	177,131	104,843
Interest Expense:
Deposits	6,555	6,029	21,761	16,615
FHLB advances and other	168	431	1,690	1,011
Subordinated debentures	158	329	610	1,043
Notes Payable	7	2	32	23

Total interest expense	6,888	6,791	24,093	18,692

Net interest income	53,271	28,892	153,038	86,151
Provision for credit losses - loans	3,658	1,327	49,312	1,821
Provision (benefit) for credit losses - unfunded commitments	(864)	(62)	1,702	(60)

Total provision for credit losses	2,794	1,265	51,014	1,761

Net interest income after provision for loan losses	50,477	27,627	102,024	84,390
Non-interest Income:
Service fees and other charges	4,805	4,027	15,601	10,335
Mortgage banking income	12,047	2,822	22,763	6,800
Gain on sale of non-mortgage loans	—	105	234	215
Gain (loss) on sale of available for sale securities	1,466	11	1,464	11
Gain (loss) on trading securities	14	—	14	—
Insurance commissions	3,715	3,263	12,875	10,994
Wealth management income	1,458	705	4,351	2,063
Income from Bank Owned Life Insurance	841	783	2,460	1,702
Other non-interest income	654	126	2,251	1,021

Total Non-interest Income	25,000	11,842	62,013	33,141
Non-interest Expense:
Compensation and benefits	20,172	14,061	57,331	42,544
Occupancy	3,989	2,206	11,848	6,751
FDIC insurance premium	1,469	(255)	2,372	276
Financial institutions tax	1,116	555	3,066	1,667
Data processing	4,289	1,728	11,135	6,292
Amortization of intangibles	1,726	264	4,781	839
Acquisition related charges	3,711	540	17,295	540
Other non-interest expense	7,091	4,166	16,028	13,455

Total Non-interest Expense	43,563	23,265	123,856	72,364

Income before income taxes	31,914	16,204	40,181	45,167
Income tax expense	6,259	3,033	7,951	8,315

Net Income	$25,655	$13,171	$32,230	$36,852

Earnings per common share:
Basic	$0.69	$0.67	$0.91	$1.86
Diluted	$0.69	$0.66	$0.91	$1.85
Average Shares Outstanding:
Basic	37,297	19,790	35,423	19,862
Diluted	37,334	19,875	35,482	19,943

Financial Summary and Comparison (Unaudited)

Premier Financial Corp.

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
(dollars in thousands, except per share data)	2020	2019	% change	2020	2019	% change
Summary of Operations
Tax-equivalent interest income (2)	$60,418	$35,922	68.2%	$177,898	$105,578	68.5%
Interest expense	6,888	6,791	1.4	24,093	18,692	28.9
Tax-equivalent net interest income (2)	53,530	29,131	83.8	153,805	86,886	77.0
Provision for credit losses	2,794	1,265	120.9	51,014	1,761	2,796.9
Core provision for credit losses (4)	2,794	1,265	120.9	22,089	1,761	1,154.3
Investment securities gains (losses)	1,480	11	NM	1,478	11	NM
Non-interest income (excluding securities gains/losses)	23,520	11,831	98.8	60,535	33,130	82.7
Non-interest expense	43,563	23,265	87.2	123,856	72,364	71.2
Core non-interest expense (4)	38,445	22,724	69.2	69,269	71,824	(3.6)
Income tax expense	6,259	3,033	106.4	7,951	8,315	(4.4)
Net income	25,655	13,171	94.8	32,230	36,852	(12.5)
Core net income (4)	28,587	13,598	110.2	36,057	37,279	(3.3)
Tax equivalent adjustment (2)	259	239	8.4	767	735	4.4

At Period End
Assets	6,974,953	3,350,724	108.2
Earning assets	6,340,132	3,045,659	108.2
Loans	5,470,548	2,665,300	105.3
Allowance for credit losses - loans	88,917	30,250	193.9
Deposits	5,795,757	2,760,615	109.9
Stockholders’ equity	959,025	418,046	129.4

Average Balances
Assets	6,935,783	3,303,013	110.0	6,437,886	3,236,674	98.9
Earning assets	6,211,267	2,985,498	108.0	5,787,134	2,923,809	97.9
Loans	5,555,621	2,624,314	111.7	5,095,167	2,567,646	98.4
Deposits and interest-bearing liabilities	5,901,652	2,843,079	107.6	5,457,179	2,788,974	95.7
Deposits	5,738,006	2,718,632	111.1	5,162,952	2,679,616	92.7
Stockholders’ equity	927,506	411,041	125.6	881,932	401,597	119.6
Stockholders’ equity / assets	13.37%	12.44%	7.5	13.70%	12.41%	10.4

Per Common Share Data
Net Income (Loss)
Basic	$0.69	$0.67	3.0	$0.91	$1.86	(51.1)
Diluted	0.69	0.66	4.5	0.91	1.85	(50.8)
Core diluted (4)	0.77	0.68	13.2	$1.88	1.87	0.5
Dividends	0.22	0.19	15.8	0.66	0.57	15.8
Market Value:
High	$21.24	$29.44	(27.9)	$32.05	$31.30	2.4
Low	14.74	25.50	(42.2)	10.98	24.12	(54.5)
Close	15.58	28.97	(46.2)	15.58	28.97	(46.2)
Common Book Value	25.71	21.19	21.3	25.71	21.19	21.3
Tangible Common Book Value (1)	16.33	15.91	2.6	16.33	15.91	2.6
Shares outstanding, end of period (000s)	37,297	19,729	89.0	37,297	19,729	89.0

Performance Ratios (annualized)
Tax-equivalent net interest margin (2)	3.47%	3.88%	(10.6)	3.55%	3.98%	(10.8)
Return on average assets	1.49%	1.58%	(5.8)	0.67%	1.52%	(56.0)
Core return on average assets (4)	1.64%	1.63%	0.4	0.75%	1.54%	(51.6)
Return on average equity	11.12%	12.71%	(12.5)	4.88%	12.27%	(60.2)
Core return on average equity (4)	12.26%	13.12%	(6.6)	5.46%	12.44%	(56.1)
Efficiency ratio (3)	56.54%	56.79%	(0.4)	57.78%	60.30%	(4.2)
Core efficiency ratio (4)	49.90%	55.48%	(10.1)	49.06%	59.85%	(18.0)
Effective tax rate	19.61%	18.72%	4.8	19.79%	18.41%	7.5
Dividend payout ratio (core)	28.57%	27.94%	2.3	35.11%	30.48%	15.2

Note: 2020 current quarter and year-to-date results include three and five months of operations from UCFC, respectively, compared to none for comparable periods in 2019.

(1)	Tangible common book value = total stockholders’ equity less the sum of goodwill, core deposit and other intangibles, and preferred stock divided by shares outstanding at the end of the period.
(2)	Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.
(3)	Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.
(4)	Core items exclude the impact of acquisition related provision (“CECL double-dip”) and other charges. See non-GAAP reconciliations.

NM Percentage change not meaningful

Premier Financial Corp.

(dollars in thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
Mortgage Banking	2020		2019	2020	2019
Revenue from sales and servicing of mortgage loans:
Gain from sale of mortgage loans	$13,781		$2,596	$30,213	$5,672
Mortgage loan servicing revenue (expense):
Mortgage loan servicing revenue	1,898		960	5,379	2,842
Amortization of mortgage servicing rights	(1,959)		(579)	(5,302)	(1,256)
Mortgage servicing rights valuation adjustments	(1,673)		(155)	(7,527)	(458)

	(1,734)		226	(7,450)	1,128

Total revenue from sale and servicing of mortgage loans	$12,047		$2,822	$22,763	$6,800

Mortgage servicing rights:
Balance at beginning of period	$21,034		$10,458	$10,801	$10,419
Loans sold, servicing retained	2,463		738	6,292	1,454
Mortgage servicing rights acquired	—		—	9,747	—
Amortization	(1,959)		(579)	(5,302)	(1,256)

Carrying value before valuation allowance at end of period	21,538		10,617	21,538	10,617
Valuation allowance:
Balance at beginning of period	(6,388)		(603)	(534)	(300)
Impairment recovery (charges)	(1,673)		(155)	(7,527)	(458)

Balance at end of period	(8,061)		(758)	(8,061)	(758)

Net carrying value at end of period	$13,477		$9,859	$13,477	$9,859

Goodwill and Purchase Price Accounting
Deal Value:
Shares issued (000s)	17,926
1/31/20 Price	$29.39

Stock value	526,850
Fair value of options exchanged	461
Cash in lieu of fractional shares	132

Total value	$527,443

Allocation:
Cash and cash equivalents	$52,580
Securities available-for sale	262,753	(1)
Net loans, including loans held for sale and allowance	2,340,701	(2)
Federal Home Loan Bank stock	12,753
Office properties and equipment	20,253	(3)
Core deposit and other intangibles	33,014	(4)
Bank Owned Life Insurance	65,934
Mortgage servicing rights	9,747	(5)
Other assets	35,423
Non-interest-bearing deposits	(430,921)
Interest-bearing deposits	(1,651,669	) (6)
Advances from Federal Home Loan Bank	(381,000)
Other liabilities	(60,004)

Net assets	309,564
Goodwill	217,879

Total value	$527,443

Note: 2020 current quarter and year-to-date results include three and eight months of operations from UCFC, respectively, compared to none for comparable periods in 2019.

(1)	Includes $13.8 million of accumulated losses to be amortized against interest income over ~7 years.
(2)

Includes $27.2 million non-PCD credit mark down to be accreted into interest income over ~5 years, $8.8 million total rate mark up to be amortized against interest income over ~5 years, $19.1 million elimination of allowance and $7.7 million PCD credit mark addition to allowance.

(3)	Includes $2.1 million mark down that reduces future depreciation.
(4)

Includes $29.3 million of core deposit intangible to be amortized to expense using sum-of-the-years digits over 10 years and $3.7 million of insurance/trust/wealth intangibles to be amortized to expense over ~10 years.

(5)	Includes $3.0 million mark up to be amortized against mortgage banking income over ~8.5 years.
(6)	Includes $7.1 million rate mark up on time-based deposits to be accreted against interest expense over ~2 years based on maturities.

Yield Analysis

Premier Financial Corp.

	Three Months Ended September 30, (dollars in thousands)
	2020				2019
	Average Balance	Interest(1)	Yield Rate(2)		Average Balance	Interest(1)	Yield Rate(2)
Interest-earning assets:
Loans receivable	$5,555,621	$57,158	4.14%		$2,624,314	$33,306	5.04%
Securities	552,458	3,083	2.24	% (3)	293,876	2,169	2.99	% (3)
Interest Bearing Deposits	65,551	82	0.50%		55,393	312	2.23%
FHLB stock	37,637	95	1.02%		11,915	135	4.50%

Total interest-earning assets	6,211,267	60,418	3.91%		2,985,498	35,922	4.78%
Non-interest-earning assets	724,516				317,515

Total assets	$6,935,783				$3,303,013

Deposits and Interest-bearing liabilities:
Interest bearing deposits	$4,285,287	$6,555	0.62%		$2,129,306	$6,029	1.12%
FHLB advances and other	120,417	168	0.56%		85,339	431	2.00%
Subordinated debentures	36,613	158	1.74%		36,083	329	3.62%
Notes payable	6,616	7	0.43%		3,025	2	0.26%

Total interest-bearing liabilities	4,448,933	6,888	0.62%		2,253,753	6,791	1.20%
Non-interest bearing deposits	1,452,719	—	—		589,326	—	—

Total including non-interest-bearing deposits	5,901,652	6,888	0.47%		2,843,079	6,791	0.95%
Other non-interest-bearing liabilities	106,625				48,893

Total liabilities	6,008,277				2,891,972
Stockholders’ equity	927,506				411,041

Total liabilities and stockholders’ equity	$6,935,783				$3,303,013

Net interest income; interest rate spread		$53,530	3.29%			$29,131	3.58%

Net interest margin (4)			3.47%				3.88%

Average interest-earning assets to average interest bearing liabilities			140%				132%

	Nine Months Ended September 30,
	2020				2019
	Average Balance	Interest(1)	Yield Rate(2)		Average Balance	Interest(1)	Yield Rate(2)
Interest-earning assets:
Loans receivable	$5,095,167	$167,463	4.38%		$2,567,646	$97,227	5.06%
Securities	514,979	9,183	2.38	% (3)	296,312	6,961	3.14	% (3)
Interest Bearing Deposits	131,384	391	0.40%		47,360	857	2.42%
FHLB stock	45,604	861	2.52%		12,491	533	5.71%

Total interest-earning assets	5,787,134	177,898	4.09%		2,923,809	105,578	4.83%
Non-interest-earning assets	650,752				312,865

Total assets	$6,437,886				$3,236,674

Deposits and Interest-bearing liabilities:
Interest bearing deposits	$3,929,881	$21,761	0.74%		$2,094,693	$16,615	1.06%
FHLB advances and other	249,889	1,690	0.90%		68,920	1,011	1.96%
Subordinated debentures	36,261	610	2.24%		36,083	1,043	3.86%
Notes payable	8,077	32	0.53%		4,355	23	0.71%

Total interest-bearing liabilities	4,224,108	24,093	0.76%		2,204,051	18,692	1.13%
Non-interest bearing deposits	1,233,071	—	—		584,923	—	—

Total including non-interest-bearing deposits	5,457,179	24,093	0.59%		2,788,974	18,692	0.90%
Other non-interest-bearing liabilities	98,775				46,103

Total liabilities	5,555,954				2,835,077
Stockholders’ equity	881,932				401,597

Total liabilities and stockholders’ equity	$6,437,886				$3,236,674

Net interest income; interest rate spread		$153,805	3.33%			$86,886	3.93%

Net interest margin (4)			3.55%				3.98%

Average interest-earning assets to average interest bearing liabilities			137%				133%

Note: 2020 current quarter and year-to-date results include three and five months of operations from UCFC, respectively, compared to none for comparable periods in 2019.

(1)

Interest on certain tax exempt loans and securities is not taxable for Federal income tax purposes. In order to compare the tax-exempt yields on these assets to taxable yields, the interest earned on these assets is adjusted to a pre-tax equivalent amount based on the marginal corporate federal income tax rate of 21%.

(2)	Annualized.
(3)	Securities yield = annualized interest income divided by the average balance of securities, excluding average unrealized gains/losses.
(4)	Net interest margin is tax equivalent net interest income divided by average interest-earning assets.

Selected Quarterly Information

Premier Financial Corp.

(dollars in thousands, except per share data)	3rd Qtr 2020	2nd Qtr 2020	1st Qtr 2020	4th Qtr 2019	3rd Qtr 2019
Summary of Operations
Tax-equivalent interest income (1)	$60,418	$62,705	$54,773	$36,473	$35,922
Interest expense	6,888	8,145	9,059	6,743	6,791
Tax-equivalent net interest income (1)	53,530	54,560	45,714	29,730	29,131
Provision for credit losses	2,794	2,975	45,244	1,123	1,266
Core provision for credit losses (3)	2,794	2,975	19,295	1,123	1,266
Investment securities gains (losses)	1,480	(2)	—	13	11
Non-interest income (excluding securities gains/losses)	23,520	23,017	13,999	11,803	11,831
Non-interest expense	43,563	37,984	42,310	24,721	23,264
Core non-interest expense (3)	38,445	35,885	30,824	23,839	22,724
Income tax expense (benefit)	6,259	7,303	(5,610)	2,953	3,033
Net income (loss)	25,655	29,057	(22,482)	12,517	13,171
Core net income (3)	28,587	30,715	7,470	13,214	13,598
Tax equivalent adjustment (1)	259	256	251	232	239

At Period End
Total assets	$6,974,953	$7,013,811	$6,538,942	$3,468,992	$3,350,724
Earning assets	6,340,132	6,345,655	5,889,186	3,175,935	3,045,659
Loans	5,470,548	5,457,238	5,113,917	2,777,564	2,665,300
Allowance for loan losses	88,917	88,555	85,859	31,243	30,250
Deposits	5,795,757	5,759,843	4,994,148	2,870,325	2,760,615
Stockholders’ equity	959,025	940,968	916,843	426,167	418,046
Stockholders’ equity / assets	13.75%	13.42%	14.02%	12.29%	12.48%
Goodwill	317,948	317,948	317,520	100,069	100,069

Average Balances
Total assets	$6,935,783	$7,005,783	$5,357,598	$3,425,097	$3,303,013
Earning assets	6,211,267	6,247,037	4,862,532	3,107,224	2,985,498
Loans	5,555,621	5,389,805	4,317,857	2,688,519	2,624,314
Deposits and interest-bearing liabilities	5,901,652	5,963,127	4,488,003	2,954,049	2,843,079
Deposits	5,738,006	5,490,986	4,240,053	2,830,043	2,718,632
Stockholders’ equity	927,506	932,793	787,519	420,352	411,041
Stockholders’ equity / assets	13.37%	13.31%	14.70%	12.27%	12.44%

Per Common Share Data
Net Income (Loss):
Basic	$0.69	$0.78	$(0.71)	$0.63	$0.67
Diluted	0.69	0.78	(0.71)	0.63	0.66
Core diluted (3)	0.77	0.82	0.24	0.66	0.68
Dividends	0.22	0.22	0.22	0.22	0.19
Market Value:
High	$21.24	$20.11	$32.05	$32.39	$29.44
Low	14.74	12.95	10.98	27.77	25.50
Close	15.58	17.67	14.74	31.32	28.97
Common Book Value	25.71	25.23	24.58	21.60	21.19
Shares outstanding, end of period (000s)	37,297	37,296	37,288	19,730	19,729

Performance Ratios (annualized)
Tax-equivalent net interest margin (1)	3.47%	3.51%	3.78%	3.80%	3.88%
Return on average assets	1.49%	1.67%	-1.69%	1.45%	1.58%
Core return on average assets (3)	1.64%	1.76%	0.56%	1.53%	1.63%
Return on average equity	11.12%	12.53%	-11.48%	11.81%	12.71%
Core return on average equity (3)	12.26%	13.24%	3.82%	12.47%	13.12%
Efficiency ratio (2)	56.54%	48.96%	70.86%	59.52%	56.79%
Core efficiency ratio (3)	49.90%	46.26%	51.62%	57.40%	55.48%
Effective tax rate	19.61%	20.09%	19.97%	19.09%	18.72%
Common dividend payout ratio (core)	28.57%	26.83%	91.67%	34.92%	28.36%

Note: 2020 current quarter and year-to-date results include three and five months of operations from UCFC, respectively, compared to none for comparable periods in 2019.

(1)	Interest income on tax-exempt securities and loans has been adjusted to a tax-equivalent basis using the statutory federal income tax rate of 21%.
(2)	Efficiency ratio = Non-interest expense divided by sum of tax-equivalent net interest income plus non-interest income, excluding securities gains or losses, net.
(3)	Core items exclude the impact of acquisition related provision (“CECL double-dip”) and other charges. See non-GAAP reconciliations.

Selected Quarterly Information

Premier Financial Corp.

(dollars in thousands, except per share data)	3rd Qtr 2020	2nd Qtr 2020	1st Qtr 2020	4th Qtr 2019	3rd Qtr 2019
Loan Portfolio Composition
One to four family residential real estate	$1,194,940	$1,226,106	$1,265,901	$324,773	$330,369
Construction	580,060	509,548	521,442	305,305	308,061
Commercial real estate	2,328,944	2,266,189	2,200,266	1,506,026	1,430,919
Commercial	1,263,565	1,244,549	897,865	578,071	537,806
Consumer finance	128,995	146,139	137,679	37,649	36,644
Home equity and improvement	281,010	290,459	301,146	122,864	123,871

Total loans	5,777,514	5,682,990	5,324,299	2,874,688	2,767,670
Less:
Undisbursed loan funds	300,174	221,137	206,236	94,865	100,260
Deferred loan origination fees	6,792	4,615	4,146	2,259	2,110
Allowance for credit losses - loans	88,917	88,555	85,859	31,243	30,250

Net Loans	$5,381,631	$5,368,683	$5,028,058	$2,746,321	$2,635,050

Allowance for credit losses - loans
Beginning allowance	$88,555	$85,859	$31,243	$30,250	$28,934
CECL adoption	—	—	2,354	—	—
Acquisition related allowance/provision (non PCD)	—	—	25,949	—	—
Acquisition related allowance/goodwill (PCD)	—	—	7,698	—	—
Provision for credit losses - loans	3,658	1,868	17,837	1,084	1,327
Net recoveries (charge-offs)	(3,296)	828	778	(91)	(11)

Ending allowance	$88,917	$88,555	$85,859	$31,243	$30,250

Credit Quality
Total non-performing loans (1)	$48,322	$39,470	$32,692	$13,437	$14,677
Real estate owned (REO)	521	573	548	100	—

Total non-performing assets (2)	$48,843	$40,043	$33,240	$13,537	$14,677

Net charge-offs (recoveries)	3,296	(828)	(778)	91	11
Restructured loans, accruing (3)	8,499	7,916	7,474	8,427	10,334
Allowance for credit losses - loans / loans	1.63%	1.62%	1.68%	1.12%	1.13%
Allowance for credit losses - loans / non-performing assets	182.05%	221.15%	259.07%	230.80%	206.10%
Allowance for credit losses - loans / non-performing loans	184.01%	224.36%	263.43%	232.51%	206.10%
Non-performing assets / loans plus REO	0.89%	0.73%	0.65%	0.49%	0.55%
Non-performing assets / total assets	0.70%	0.57%	0.51%	0.39%	0.44%
Net charge-offs / average loans (annualized)	0.24%	-0.06%	-0.07%	0.01%	0.00%

Deposit Balances
Non-interest-bearing demand deposits	$1,436,807	$1,454,842	$1,041,315	$630,359	$604,129
Interest-bearing demand deposits and money market	2,511,263	2,361,486	2,069,723	1,198,012	1,124,208
Savings deposits	674,354	671,650	606,508	303,166	294,594
Retail time deposits less than $250,000	975,658	1,078,758	1,091,038	631,253	634,737
Retail time deposits greater than $250,000	197,675	193,107	185,564	107,535	102,947

Total deposits	$5,795,757	$5,759,843	$4,994,148	$2,870,325	$2,760,615

(1)	Non-performing loans consist of non-accrual loans.
(2)	Non-performing assets are non-performing loans plus real estate and other assets acquired by foreclosure or deed-in-lieu thereof.
(3)	Accruing restructured loans are loans with known credit problems that are not contractually past due and therefore are not included in non-performing loans.

Loan Delinquency Information

Premier Financial Corp.

(dollars in thousands)	Total Balance	Current	30 to 89 days past due	% of Total	Non Accrual Loans	% of Total
September 30, 2020
One to four family residential real estate	$1,194,940	$1,173,175	$10,562	0.9%	$11,203	0.9%
Construction	580,060	578,110	1,587	0.3%	363	0.1%
Commercial real estate	2,328,944	2,305,223	703	0.0%	23,018	1.0%
Commercial	1,263,565	1,253,474	212	0.0%	9,879	0.8%
Consumer finance	128,995	125,260	2,682	2.1%	1,053	0.8%
Home equity and improvement	281,010	273,041	5,125	1.8%	2,844	1.0%

Total loans	$5,777,514	$5,708,283	$20,871	0.4%	$48,360	0.8%

June 30, 2020
One to four family residential real estate	$1,226,106	$1,213,482	$6,056	0.5%	$6,568	0.5%
Construction	509,548	509,548	—	0.0%	—	0.0%
Commercial real estate	2,266,189	2,244,412	1,040	0.0%	20,737	0.9%
Commercial	1,244,549	1,233,703	680	0.1%	10,166	0.8%
Consumer finance	146,139	144,555	988	0.7%	596	0.4%
Home equity and improvement	290,459	285,858	2,237	0.8%	2,364	0.8%

Total loans	$5,682,990	$5,631,558	$11,001	0.2%	$40,431	0.7%

September 30, 2019
One to four family residential real estate	$330,369	$325,573	$1,787	0.5%	$3,009	0.9%
Construction	308,061	308,061	—	0.0%	—	0.0%
Commercial real estate	1,430,919	1,414,694	8,012	0.6%	8,213	0.6%
Commercial	537,806	534,321	516	0.1%	2,969	0.6%
Consumer finance	36,644	36,413	231	0.6%	—	0.0%
Home equity and improvement	123,871	122,103	1,282	1.0%	486	0.4%

Total loans	$2,767,670	$2,741,165	$11,828	0.4%	$14,677	0.5%

COVID-19 Update

Premier Financial Corp.

($ in thousands)

Deferrals Update	9/30/2020	6/30/2020
Commercial loan deferrals	$434,554	$739,632
% of commercial loans	11.4%	19.7%
% of total loans	7.9%	13.5%
Retail loan deferrals	$48,187	$73,266
% of retail loans	2.9%	4.3%
% of total loans	0.9%	1.3%
Total loan deferrals	$482,741	$812,898
% of total loans	8.8%	14.9%

Commercial High Sensitivity Portfolio Update	As of 9/30/20			As of 6/30/20
Industry	% of Total Loans	% Balances Deferred	% Classified in Subsector	% of Total Loans	% Balances Deferred	% Classified in Subsector
Traveler Accommodation	2.8%	60.7%	3.9%	2.8%	86.9%	0.7%
Food Service	1.0%	22.4%	0.6%	1.1%	50.0%	0.6%

Sub-total	3.7%	51.0%	3.1%	3.8%	76.7%	0.6%
Retail Trade and CRE	9.4%	17.7%	1.3%	9.6%	34.3%	2.2%
Long-term Care	1.9%	10.8%	11.0%	2.0%	26.0%	4.1%
Arts/Entertainment/Recreation	0.4%	37.8%	2.5%	0.4%	42.1%	4.6%
Energy	0.1%	0.0%	0.0%	0.1%	0.0%	0.0%

Total	15.6%	25.2%	3.0%	15.9%	43.4%	2.1%

Commercial Loan Deferral Rollforward	6/30/20 Balance	New Deferrals	Payoffs/ Changes	Return to Pay(1)	9/30/20 Balance	3Q20 Extensions
Interest only 1-3 months	$28,134	$5,032	$9,326	$(30,178)	$12,314	$10,988
Interest only 4-5 months	146,826	3,976	(12,746)	(111,113)	26,943	—
Interest only 6 months	55,174	7,182	1,415	(8,575)	55,196	2,392
Deferred payment 1-90 days	138,966	11,155	(12,844)	(80,015)	57,262	12,422
Deferred payment 91-179 days	93,262	328	(3,250)	(83,843)	6,497	4,946
Deferred payment 180 days	277,270	6,102	(1,166)	(5,864)	276,342	—

Total	$739,632	$33,775	$(19,265)	$(319,588)	$434,554	$30,748

Commercial Loan Deferral Expirations Update	9/30/20 Balance
October	$277,010
November	123,851
December	12,226
January	14,000
February	5,075
March+	2,392

Total	$434,554

(1)	Represents approximately 76.4% of previously disclosed third quarter 2020 scheduled expirations.

Non-GAAP Reconciliations

Premier Financial Corp.

	Nine months ended
(In thousands, except per share and ratio data)	9/30/20	9/30/19	3rd Qtr 2020	2nd Qtr 2020	1st Qtr 2020	4th Qtr 2019	3rd Qtr 2019
Acquisition related charges (pre-tax)	$17,295	$540	$3,711	$2,099	$11,486	$882	$540
Less: Tax benefit of acquisition related charges	3,254	113	779	441	2,034	185	113

Acquisition related charges (after-tax)	$14,041	$427	$2,932	$1,658	$9,452	$697	$427

Total non-interest expenses	$123,856	$72,364	$43,563	$37,984	$42,310	$24,721	$23,264
Less: Acquisition related charges (pre-tax)	17,295	540	3,711	2,099	11,486	882	540
Less: FHLB prepayment charges(1)	1,407	—	1,407	—	—	—	—

Core non-interest expenses	$105,154	$71,824	$38,445	$35,885	$30,824	$23,839	$22,724

Acquisition related provision (pre-tax)	$25,949	$—	$—	$—	$25,949	$—	$—
Less: Tax benefit of acquisition related provision	5,449	—	—	—	5,449	—	—

Acquisition related provision (after-tax)	$20,500	$—	$—	$—	$20,500	$—	$—

Provision for credit losses	$51,014	$1,761	$2,794	$2,975	$45,244	$1,123	$1,266
Less: Acquisition related provision (pre-tax)	25,949	—	—	—	25,949	—	—

Core provision for credit losses	$25,065	$1,761	$2,794	$2,975	$19,295	$1,123	$1,266

Non-interest income	$62,013	$33,141	$25,000	$23,015	$13,999	$11,816	$11,842
Less: Securities gains (losses)	1,478	11	1,480	(2)	—	13	11

Non-interest income (excluding securities gains/losses)	$60,535	$33,130	$23,520	$23,017	$13,999	$11,803	$11,831

Tax-equivalent net interest income	$153,805	$86,886	$53,530	$54,560	$45,714	$29,730	$29,131
Non-interest income (excluding securities gains/losses)	60,549	33,130	23,520	23,017	13,999	11,803	11,831

Total revenues	214,354	120,016	77,050	77,577	59,713	41,533	40,962
Core non-interest expenses	$105,154	$71,824	$38,445	$35,885	$30,824	$23,839	$22,724

Core efficiency ratio	49.06%	59.85%	49.90%	46.26%	51.62%	57.40%	55.48%

Income (loss) before income taxes	$40,181	$45,167	$31,914	$36,360	$(28,092)	$15,470	$16,204
Add: Provision for credit losses	51,014	1,761	2,794	2,975	45,244	1,123	1,266

Pre-tax pre-provision income	91,195	46,928	34,708	39,335	17,152	16,593	17,470
Add: Acquisition related charges (pre-tax)	17,295	540	3,711	2,099	11,486	882	540

Core pre-tax pre-provision income	$108,490	$47,468	$38,419	$41,434	$28,638	$17,475	$18,010
Average total assets	$6,437,886	$3,236,674	$6,935,783	$7,005,783	$5,357,598	$3,425,097	$3,303,013
Core pre-tax pre-provision return on average assets	2.25%	1.97%	2.20%	2.38%	2.15%	2.02%	2.16%

Net income (loss)	$32,230	$36,852	$25,655	$29,057	$(22,482)	$12,517	$13,171
Add: Acquisition related provision (after-tax)	20,500	427	—	—	20,500	—	—
Add: Acquisition related charges (after-tax)	14,041	—	2,932	1,658	9,452	697	427

Core net income	$66,771	$37,279	$28,587	$30,715	$7,470	$13,214	$13,598

Diluted shares - Reported	35,482	19,943	37,334	37,324	31,642	19,895	19,875
Add: Dilutive shares for core net income	—	—	—	—	121	—	—

Diluted shares - Core	35,482	19,943	37,334	37,324	31,763	19,895	19,875

Core diluted EPS	$1.88	$1.87	$0.77	$0.82	$0.24	$0.66	$0.68

Average total assets	$6,437,886	$3,236,674	$6,935,783	$7,005,783	$5,357,598	$3,425,097	$3,303,013
Core return on average assets	1.39%	1.54%	1.64%	1.76%	0.56%	1.53%	1.63%

Average total equity	$881,932	$401,597	$927,506	$932,793	$787,519	$420,352	$411,041
Core return on average equity	10.11%	12.44%	12.26%	13.24%	3.82%	12.47%	13.12%

Note: 2020 current quarter and year-to-date results include three and eight months of operations from UCFC, respectively, compared to none for comparable periods in 2019.

(1)	Represents prepayment penalties on FHLB early extinguishments funded by gains on securities sales that are excluded from revenues for efficiency ratio calculation.

Safe Harbor Statement

This news release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21 B of the Securities Exchange Act of 1934, as amended. Those statements may include, but are not limited to, all statements regarding intent, beliefs, expectations, projections, forecasts and plans of Premier Financial Corp. and its management, and specifically include statements regarding: changes in economic conditions; the nature, extent and timing of governmental actions and reforms; future movements of interest rates; the ability to benefit from a changing interest rate environment; the production levels of mortgage loan generation; the ability to continue to grow loans and deposits; the ability to sustain credit quality ratios at current or improved levels; continued strength in the market area for Premier Bank; the ability to sell real estate owned properties; and the ability to grow in existing and adjacent markets. These forward-looking statements involve numerous risks and uncertainties, including: impacts from the novel coronavirus (COVID-19) pandemic on our business, operations, customers and capital position; higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; the impact of COVID-19 on local, national and global economic conditions; unexpected changes in interest rates or disruptions in the mortgage market related to COVID-19 or responses to the health crisis; the effects of various governmental responses to the COVID-19 pandemic; those inherent in general and local banking, insurance and mortgage conditions; competitive factors specific to markets in which Premier Financial Corp. and its subsidiaries operate; future interest rate levels; legislative and regulatory decisions or capital market conditions; and other risks and uncertainties detailed from time to time in our Securities and Exchange Commission (SEC) filings, including in our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. One or more of these factors have affected or could in the future affect Premier’s business and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurances that the forward-looking statements included in this news release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Premier or any other persons, that our objectives and plans will be achieved. All forward-looking statements made in this news release are based on information presently available to the management of Premier and speak only as of the date on which they are made. We assume no obligation to update any forward-looking statements, whether as a result of new information, future developments or otherwise, except as may be required by law. As required by U.S. GAAP, Premier will evaluate the impact of subsequent events through the issuance date of its September 30, 2020, consolidated financial statements as part of its Quarterly Report on Form 10-Q to be filed with the SEC. Accordingly, subsequent events could occur that may cause Premier to update its critical accounting estimates and to revise its financial information from that which is contained in this news release.

Non-GAAP Reporting Measures

We believe that net income, as defined by U.S. GAAP, is the most appropriate earnings measurement. However, we consider core net income and core pre-tax pre-provision income to be useful supplemental measures of our operating performance. We define core net income as net income excluding the after-tax impact of acquisition related charges. We define core pre-tax pre-provision income as pre-tax pre-provision income excluding the pre-tax impact of acquisition related charges. We believe that these metrics are useful supplemental measures of operating performance because investors and equity analysts may use these measures to compare the operating performance of the Company between periods or as compared to other financial institutions or other companies on a consistent basis without having to account for one-time acquisition related charges. Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other financial institutions or other companies. Please see the exhibits for reconciliations of our supplemental reporting measures.